Exhibit 10(iii)

Substitute of the Labour Contract and other conditions for the performance of the job of President of LAR and C.E.O. - Whirlpool S.A of Mr. Jose Aurelio Drummond Jr

Whirlpool Corporation and Mr. Jose Aurelio Drummond Jr have decided and agreed to constitute this contractual agreement as substitute to the prior contract and other conditions of the performance of the job of President of LAR and C.E.O of Whirlpool S.A.

The conditions herein established in this instrument, substitute, for all legal rights and effects, and in totality, the conditions that were agreed to on the prior labour contract.
The conditions now established are the following:

a) JOB
Named Executive Vice President &President of Whirlpool EMEA

b) BASIC SALARY
Basic annual salary, as of March 1st 2012, the equivalent to R$ 1.660.000,00 (one million, six hundred and sixty thousand reals), paid in 13 monthly payments along the year.

c) PERFORMANCE EXCELLENCE PLAN (PEP)
The participation in the Performance Excellence Plan (PEP), in accordance to the policies in force, and that the target bonus defined is 90% (ninety percent) of the annual basic salary.

d) STRATEGIC EXCELLENCE PLAN (SEP)
The participation in the Strategic Excellence Plan (SEP), in accordance to the policies in force, and that the target bonus defined is 150% (one hundred fifty percent) of the annual basic salary, following the other rules of Whirlpool's system.

e) EXPATRIATE ASSIGNMENT CONDITIONS
Financial and relocation support as defined by the company expatriate guidelines

Other conditions established in the contract as of October 1st , 2008, will be kept unchanged.

São Paulo, May 1st, 2012

/s/Jose Drummond Jr                    /s/David Binkley
José Drummond Jr           David Binkley
Executive VP; President of EMEA             Sr VP Global Human Resources